UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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_____________________MOD-PAC CORP._______________________

(Name of Registrant as specified in its charter)

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(1) Title of each class of securities to which transaction applies:

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MOD-PAC Corporation intends to deliver the following memorandum to its employees today:

[Mod Pac Letterhead]

From: David B. Lupp, Chief Operating Officer and Chief Financial Officer

To: MOD-PAC Team

Subject: Update on Transaction

We are on course for a September 27 special meeting of shareholders, as established by Mod-PAC's board of directors, for shareholders to vote on the proposed transaction whereby Messrs. Kevin Keane and Dan Keane and certain family members will acquire MOD-PAC and take it private.

Regardless of how many shares you may have, your vote is important. If you fail to vote or abstain from voting, doing so will have the same effect as a vote against the merger.

The special meeting of MOD-PAC's shareholders will be held on September 27, 2013 at 10:00 am local time.

A special committee of MOD-PAC's independent directors has unanimously resolved that the merger agreement and merger are advisable, and fair to and in the best interests of the unaffiliated shareholders.

MOD-PAC's board of directors (including all of the independent directors, but excluding Messrs. Kevin and Dan Keane, who abstained and recused themselves from voting) recommends that the shareholders of the Company vote "FOR" the proposal to adopt the merger agreement and approve the merger.

If the merger is completed, each share of Common Stock and each share of Class B Stock will be converted into the right to receive $9.25 in cash upon the terms and conditions in the merger agreement.

We will continue to keep you informed as the proposed transaction moves forward.

We appreciate your continued patience, engagement with customers and focus on delivering results during this important time.

If you have any questions regarding the vote or how to vote your shares, please call Okapi Partners LLC (which is the company assisting us with the vote) at: (877) 274-8654.